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                                                              EXHIBIT 3.14


                            INDEMNIFICATION AGREEMENT


         This Agreement, effective as of March 2, 1998, is made by and among DURA PRODUCTS INTERNATIONAL, INC., a corporation incorporated under the laws of Ontario (the "Guarantor"), whose address is 60 Carrier Drive, Etobicoke, Ontario, Canada M9W 5R1 and the undersigned individuals, all of whom are members (the "Members") of Environmental Composite Products, LLC (the "LLC"), in connection with the execution and delivery by the Guarantor of a certain Guarantee dated as of March 2, 1998 (the "Guarantee") pursuant to which the Guarantor has guarantied 100% of the obligations of Duraskid (New England) L.L.C. (the "Tenant") to Forty-Four Lowell Junction Andover LLC (the "Landlord") under that certain lease (the "Lease") dated as of March 2, 1998 covering the premises located at 44 Lowell Junction Road, Andover, Massachusetts.

         The parties hereby agree as follows:

         1. Responsibility. The Guarantor shall be responsible for 51% of all amounts paid to the Landlord under the Guarantee (the "Guarantor's Portion") and the Members shall be responsible for 49% of all amounts paid to the Landlord under the Guarantee (the "Members' Portion"). Except as provided in Section 2(d), no Member shall be responsible for more than his Share of the Members' Portion. A Member's "Share" means the fractional share set forth on Schedule A hereto.

         2.    Indemnification.

         (a) In the event that the Guarantor receives notice from the Landlord that the Landlord is exercising or intends to exercise its rights under the Guarantee (the "Landlord Demand"), the Guarantor shall promptly notify the Members thereof in writing and shall deliver with said notice a copy of the Landlord Demand and all correspondence from the Landlord, its


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agents and its  attorneys,  sent in  connection  with the Landlord  Demand.  The
Members shall have thirty (30) days to review the Landlord Demand, during which time the Guarantor shall not make or cause to be made any payments to the Landlord pursuant to the Landlord Demand. After the expiration of such 30-day period, the Guarantor may make, or cause to be made, payment to satisfy the Landlord Demand and, upon making of such payment, the Guarantor shall become entitled to indemnification from the Members in accordance with provisions of this Section 2.

          (b) In the event that at any time the Guarantor shall pay or cause to be paid to the Landlord any amount (a "Guarantee Payment") as a result of the Landlord's exercise or enforcement of its rights under the Guarantee, other than by a settlement of a cause of action brought in any court of law not consented to by a majority of the Members, each Member shall be liable to the Guarantor for and shall pay to the Guarantor an amount (the "Indemnification Payment") equal to such Member's Share of the Guarantee Payment paid by the Guarantor.

          (c) Amounts due under Section 2(b) or Section 2(d) below shall be paid within thirty (30) days of receipt of written notice from the Guarantor, which notice shall specify the amount of the Guarantee Payment paid by the Guarantor. Any payment due to the Guarantor from any Member which is not made when due shall bear interest at the rate of 18% per annum commencing ten (10) days after receipt of the notice of the payment by the Guarantor and such interest shall be due and payable together with the payment of the principal amount due hereunder.

          (d) If any Member fails to make his Indemnification Payment within sixty (60) days after receipt of written notice from the Guarantor, the Guarantor shall give written notice to the remaining Members and such Indemnification Payment shall be made by all of the other


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Indemnification Members in proportion to their individual Shares. Such payment shall be in addition to, and not in lieu of, the Indemnification Payment required under Section 2(b).

          (e) In the event that the Guarantor learns that the Landlord is exercising or intends to exercise its rights under the Guarantee or receives any correspondence from the Landlord, its agents or its attorneys sent in connection with the exercise or enforcement of the Landlord's rights under the Guarantee, the Guarantor shall promptly notify the Members thereof in writing and shall deliver with said notice a copy of all such correspondence.

          (f) All costs and expenses paid or incurred by the Guarantor in opposing or contesting the Landlord's exercise or enforcement of its rights under the Guarantee shall be borne by the Guarantor without any right to indemnity or reimbursement hereunder from the Members, unless a majority of the Members consents to the action taken by the Guarantor in opposing or contesting the Landlord's claim under the Guarantee, in which event all such costs and expenses shall be deemed to be Guarantee Payments and the Members shall indemnify the Guarantor for 49% thereof in accordance with the provisions of subsections (b)-(d) above.

          (g) The Guarantor may interplead any and all of the Members into, and otherwise make such persons parties to, any matter, action or proceeding in which the Landlord is seeking to enforce its rights under the Guarantee; each Member hereby consents to being interpleaded and being made a party to any such matter, action or proceeding; each Member hereby consents to the personal jurisdiction and venue of any court or other body in which such matter, action or proceeding is pending or has been brought; and each Member hereby waives any rights or privileges he may have to object to the exercise of such jurisdiction and venue by any such court or body.


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          3. Costs of Enforcement. In the event that any Member fails to perform his payment obligations under Section 2 hereof, said Member shall reimburse and pay, in addition to the amounts owned under Section 2, all costs and expenses of collection of amounts due hereunder and enforcement of this Agreement (including without limitation reasonable attorneys' fees) to the Guarantor or any Members paying or incurring such costs and expenses.

          4. Miscellaneous.

                  (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

                  (b) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same agreement, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

                  (c) This Agreement shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts, and for all purposes it shall be construed in accordance with and governed by such laws.

                  (d) No failure or successive failure on the part of any party to enforce any covenant or agreement, and no waiver or successive waivers of any conditions of this Agreement, shall operate as a discharge of such covenant, agreement or condition, or render the same invalid, or impair the right of such party to enforce the same in the event of any similar or subsequent breach.

                  (e) Any communication, notice, report, payment, consent, waiver or other document made or delivered hereunder shall be made in writing and shall be sent and deemed sufficiently given if delivered in person by hand or if sent by registered or certified mail, postage

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prepaid, or by an overnight delivery service, if to the Guarantor, to the address set forth above, and if to a Member, at the address listed on Schedule A hereto, or to such other address as the addressee shall have provided by notice given in the manner set forth herein.

                  (f) In case any provision of this Agreement shall be or become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall remain unaffected and unimpaired thereby.

                  (g) The captions and headings of this Agreement are for convenience only and shall not affect the construction hereof.

                  (h) This Agreement may only be altered, assigned, modified or amended and any provision or performance waived, by a written instrument executed by all the parties hereto affected thereby.

          IN WITNESS WHEREOF, the Guarantor and the Members have executed this Agreement as a sealed instrument.

MEMBERS:

-----------------------------------                      -----------------------
Mark Paulino                                                  Philip L. Caron


-----------------------------------                      -----------------------
James M. Herlihy                                              Conrad Paulino


-----------------------------------                      -----------------------
Ronald Phillips                                               Robert Banfield


----------------------------------                       -----------------------
Patrick Banfield                                              William Banfield



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GUARANTOR:

DURA PRODUCTS INTERNATIONAL, INC.


By:___________________________________
     Keith Carrigan, President







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                                   SCHEDULE A

                     Names, Addresses and Shares of Members
                     --------------------------------------

Name and Address
   of Members                                                 Fractional Shares
   ----------                                                 -----------------

Mark Paulino                                                         1/6
360 Lynnfield Street
Peabody, MA  01960

Philip L. Caron                                                      1/6
103 Beane Lane
Newington, NH  03801

James M. Herlihy                                                     1/6
19 Tibbets Avenue
Danvers, MA  01923

Conrad Paulino                                                       1/6
186 Dayton Street
Danvers, MA  01923

Ronald Phillips                                                      1/6
57 River Street
Danvers, MA  01923

Robert Banfield                                                      1/18
197 8th Street
Charlestown, MA  02119

Patrick Banfield                                                     1/18
22 Meeting House Square
Middleton, MA  01949

William Banfield                                                     1/18
P.O. Box 43
Hampton Falls, NH  03844




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